Exhibit (a)(1)

NOTICE OF MERGER OF

GRILL ACQUISITION CORPORATION

WITH AND INTO

SALTON, INC.

AND

AVAILABILITY OF APPRAISAL RIGHTS

December [    ], 2008

To the Former Holders of Common Stock of Salton, Inc.

NOTICE IS HEREBY GIVEN, pursuant to Sections 253(d) and 262(d)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), that the short-form merger (the “Merger”) of Grill Acquisition Corporation (“Acquisition Co.”), a Delaware corporation, with and into Salton, Inc., a Delaware corporation (“Salton”), became effective at 4:30 pm, EST, on December 9, 2008 (the “Effective Time”). Immediately prior to the Effective Time, Acquisition Co. owned more than 90% of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Salton. Accordingly, under applicable Delaware law, no action by the stockholders of Salton (other than Acquisition Co.) was required for the Merger to become effective.

Pursuant to the terms of the Merger, each outstanding Share (other than (i) Shares held by Acquisition Co., and (ii) Shares as to which dissenters’ rights are exercised, as described in the Transaction Statement on Schedule 13E-3, as amended (the “Schedule 13E-3”)) held immediately prior to the Effective Time now represents only the right to receive $0.75 per Share in cash, without interest. As a result of the Merger, the separate corporate existence of Acquisition Co. has terminated, and the former stockholders of Acquisition Co. are the only stockholders of Salton.

The enclosed Letter of Transmittal provides you with instructions on exchanging your Shares for the merger consideration. Please read and follow carefully the enclosed instructions. To obtain payment for your Shares, the certificate(s) representing such Shares, together with a properly completed and executed Letter of Transmittal, must be mailed or delivered by overnight courier to the Paying Agent, Computershare Trust Company, at the address set forth in the enclosed Letter of Transmittal.

You should note that the method of delivery of the Letter of Transmittal, the stock certificate(s), and any other required documentation is at your option and risk. If the decision is made to send the Letter of Transmittal and the stock certificate(s) by mail, it is strongly recommended that such Letter of Transmittal and stock certificate(s) be sent by registered mail, properly insured, with return receipt requested.

Following receipt of your properly completed and executed Letter of Transmittal and Share certificate(s), your Shares will be cancelled and Computershare Trust Company, N.A. (the “Paying Agent”) will mail the cash payment for your Shares to the address shown for you in the Letter of Transmittal, unless you provide a different address in accordance with the instructions in the Letter of Transmittal. You will not receive the cash payment until the Paying Agent receives your properly completed and executed Letter of Transmittal, your Share certificate(s) and any other documents required by the Letter of Transmittal.

Under Sections 253 and 262 of the Delaware Law, Salton stockholders (other than Acquisition Co.) who follow the procedures specified in Section 262 of the DGCL have the right to seek an appraisal of the “fair value” (as defined pursuant to Section 262 of the DGCL) of their respective Shares in the Delaware Court of Chancery. This value may be more or less than the $0.75 per Share in cash consideration offered in the Merger. In order to qualify for these rights, you must make a written demand for appraisal within 20 days after the date of mailing of this Notice of Merger and Appraisal Rights and otherwise comply with the procedures for exercising appraisal rights set forth in the DGCL. The statutory right of dissent is set out in Section 262 of the DGCL. A copy of Section 262 is attached as Appendix A hereto. Any failure to comply with its terms will result in an irrevocable loss of such right. The summary contained therein is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is set forth in Exhibit A to this Notice. You should carefully read Section 262, particularly the procedural steps required to perfect appraisal rights, because failure to strictly comply with the procedural requirements set forth in Section 262 will result in a loss of appraisal rights. YOU ARE URGED TO CONSULT WITH YOUR OWN ATTORNEY REGARDING THE APPRAISAL RIGHTS AVAILABLE TO FORMER SALTON STOCKHOLDERS, AND THE PROCESS TO PERFECT YOUR APPRAISAL RIGHTS UNDER SECTION 262.

If you do NOT plan to seek an appraisal of your Shares, Salton requests that you execute (or, if you are not the record holder of such Shares, to arrange for such record holder or such holder’s duly authorized representative to execute) and mail postage paid the enclosed Letter of Transmittal to the Paying Agent at the address set forth in the Letter of Transmittal, together with your Share certificate(s) and any other documents required by the Letter of Transmittal. You should note that surrender of an executed Letter of Transmittal will constitute a waiver of appraisal rights under the DGCL.

If you have any questions, you should call the Paying Agent toll free at (800) 546-5141.

Appraisal Procedure

This Notice of Merger and Appraisal Rights affords you the notice required by Section 262(d)(2) of the DGCL. The right to appraisal will be lost unless it is perfected by full and precise satisfaction of the requirements of Section 262, the text of which is set forth in full in Appendix A attached to this Notice of Merger. Mere failure to execute and return the enclosed Letter of Transmittal along with your stock certificate(s) does NOT satisfy the requirements of Section 262; rather, a separate written demand for appraisal must be properly executed and delivered to Salton as described below.

Under the DGCL, record holders of Shares, as of the closing of the Merger on December 9, 2008, who follow the procedures set forth in Section 262 will be entitled to have their Shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the fair value of the Shares, together with interest, if any, as determined by such court. The fair value as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the Merger. The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached hereto as Appendix A.

You have the right, on or prior to December 30, 2008 (i.e., within 20 days after the date of this Notice of Merger and Appraisal Rights written above), to demand in writing from Salton an appraisal of your Shares. Such demand will be sufficient if it reasonably informs Salton of the identity of the stockholder making the demand and that the stockholder intends thereby to demand an appraisal of the fair value of his or her Shares. Failure to make such a timely demand will foreclose your right to appraisal. All written demands for appraisal of Shares should be sent or delivered to Salton at the following address:

Salton, Inc.

3633 S. Flamingo Road,

Miramar, Florida 33027

Attention: Lisa R. Carstarphen

Facsimile: 954-883-1714

Only a holder of record of Shares, or a person duly authorized and explicitly purporting to act on his, her, or its behalf, is entitled to assert appraisal rights for the Shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder’s name appears on the stock certificate(s).

A beneficial owner of Shares held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such Shares. Securities held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security deposit, such as The Depository Trust Company (“DTC”), Cede & Co., Philadep and others. Any beneficial owner desiring appraisal who held Shares through a brokerage firm, bank or other financial institution is responsible for ensuring that any demand for appraisal is made by the record holder of such Shares. The beneficial owner of such Shares who desires appraisal should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of such Shares, which may be the nominee of a central security depository if the Shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Salton of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention thereby to demand appraisal of such Shares.

A demand for appraisal signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity must identify the record owner(s) and must be signed in such person’s fiduciary or representative capacity. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners.

A record holder such as a broker holding Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of Shares as to which appraisal is sought and where no number of Shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner.

Within 120 calendar days after the Effective Time, Salton, or any stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures and who has not effectively withdrawn such stockholder’s demand, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of all such stockholders. In addition, a beneficial owner of Shares as to which demand has been properly made and not effectively withdrawn, where such Shares are held in a voting trust or by a nominee on behalf of such beneficial owner, may, in his, her, or its own name, file such a petition. Salton is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the Shares. Accordingly, a stockholder desiring to file such a petition is advised to file the petition on a timely basis unless the stockholder receives notice that a petition already has been filed by Salton or another dissenting stockholder. If within the 120-day period, no petition shall have been filed as provided above, all rights to appraisal will cease and all of the dissenting stockholders will become entitled to receive $0.75 per Share, without interest thereon.

Upon the filing of any such petition by a dissenting stockholder, service of a copy thereof shall be made upon Salton, which shall within twenty (20) days after such service file in the office of the Register in Chancery in which the Petition was filed a duly verified list containing the names and addresses of all Salton stockholders who have demanded appraisal of their Shares and with whom agreements as to the value of their Shares have not been reached by Salton.

Within 120 calendar days after the Effective Time, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Salton a statement setting forth the aggregate number of Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by Salton or within 10 calendar days after the expiration of the period for the delivery of demands for appraisal, whichever is later. In addition, a beneficial owner of Shares as to which demand has been properly made and not effectively withdrawn, where such Shares are held in a voting trust or by a nominee on behalf of such beneficial owner, may, in his, her, or its own name, request such written statement.

Upon the filing of the petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to Salton and all of the stockholders shown on the verified list. Such notice also shall be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by Salton.

If a hearing on the petition is held, the Delaware Court of Chancery shall determine which stockholders are entitled to an appraisal of their Shares. The Court shall conduct the appraisal proceeding in accordance with the Court’s rules, including any rules specifically governing appraisal proceedings. The Court will appraise the fair value of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 could be more than, the same as, or less than the amount per Share that they would otherwise receive if they did not seek appraisal of their Shares. The determination of the “fair value” of the Shares shall be based upon all factors deemed relevant by the Delaware Court of Chancery. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest on the amount determined to be the fair value shall accrue from the Effective Time of the Merger through the date of the payment of the judgment, shall be compounded quarterly, and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the Effective Time and the date of payment of the judgment. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of Shares in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to appraisal.

The Court may require stockholders who have demanded an appraisal and who hold Shares represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

Upon application by Salton or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the verified list and who has submitted his, her or its certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he, she, or it is not entitled to appraisal rights.

The Delaware Court of Chancery shall direct the payment of the fair value of the Shares, together with interest, if any, by Salton to the stockholders entitled thereto. Payment shall be so made to each such stockholder upon the surrender to Salton of his, her, or its certificates. The Court’s decree may be enforced as other decrees in the Court may be enforced. No appraisal proceeding in the Court shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon terms which the Court deems just. This shall not, however, affect the right of a stockholder who has not commenced an appraisal proceeding as to the Shares, or joined such an appraisal proceeding as a named party, to withdraw his, her, or its demand for appraisal within 60 days after the Effective Time and to accept $0.75 per Share, without interest.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Shares (except dividends or other distributions payable to holders of record of Shares as of a date prior to the Effective Time).

If any stockholder who demands appraisal of Shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the right to receive $0.75 per Share in cash, without interest. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition is filed within 120 calendar days after the Effective Time. An appraisal demand may be withdrawn by a stockholder within sixty (60) days after the Effective Time without the approval of Salton, or thereafter with the approval of Salton; provided that the stockholder shall not have commenced an appraisal proceeding with respect to the Shares or joined such a proceeding as a named party. Upon the effective withdrawal of an appraisal demand by a stockholder, such stockholder will be entitled to receive $0.75 per Share, without interest. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.

The foregoing summary does not purport to be a complete statement of the procedures to be followed by former stockholders desiring to exercise their appraisal rights and is qualified in its entirety by express reference to Section 262 of the DGCL, the full text of which is attached hereto as Appendix A. You should carefully read Section 262, particularly the procedural steps required to perfect appraisal rights, because failure to strictly comply with the procedural requirements set forth in Section 262 will result in a loss of appraisal rights. YOU ARE URGED TO CONSULT WITH YOUR OWN ATTORNEY REGARDING THE APPRAISAL RIGHTS AVAILABLE TO FORMER SALTON STOCKHOLDERS, AND THE PROCESS TO PERFECT YOUR APPRAISAL RIGHTS UNDER SECTION 262.

YOU ARE URGED TO READ APPENDIX A IN ITS ENTIRETY SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

Additional copies of this Notice of Merger and Appraisal Rights and the Letter of Transmittal can be obtained from the Paying Agent at the address set forth in the Letter of Transmittal. If you have any questions please contact Salton in writing at the address below:

Salton, Inc.

3633 S. Flamingo Road,

Miramar, Florida 33027

Attention: Lisa R. Carstarphen

Facsimile: 954-883-1714

Additional Information

In connection with the Merger, Acquisition Company and certain of its affiliates filed with the U.S. Securities and Exchange Commission (the “Commission”) the Schedule 13E-3, which was previously mailed to the stockholders of Salton.

In making their decisions as to the exercise of appraisal rights, former stockholders are urged to review the Schedule 13E-3 and all related materials. A copy of the as mailed Schedule 13E-3 is enclosed or made available herewith. In addition, copies of the Schedule 13E-3, including all amendments and supplements thereto, can be obtained at the Company’s expense from the Paying Agent if you are a bank or a broker. Finally, the Schedule 13E-3 is also available for free on the Commission’s website at http://www.sec.gov.

Prior to the Effective Time, Salton was subject to the information reporting and other requirements of the Securities Exchange Act of 1934, as amended, and was required to file reports and other information with the Commission relating to the Company’s business, financial condition and certain other matters. These reports and other information should be available for inspection at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings with the Commission are also available to the public from commercial document-retrieval services and on the website maintained by the Commission at http://www.sec.gov.

Very truly yours,

SALTON, INC.

December [    ], 2008

APPENDIX A

DELAWARE GENERAL CORPORATION LAW

Section 262 Appraisal Rights.

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.